Exhibit 99.1

       Dynacq Healthcare, Inc. Settles Class Action Litigation

    HOUSTON--(BUSINESS WIRE)--Aug. 11, 2006--Dynacq Healthcare, Inc. (Nasdaq SmallCap:DYII) ("Dynacq") announced today that it has reached an agreement in principle to settle the shareholder class action lawsuit pending against it for the amount of $1.5 million. The amount of the settlement will include payment of all administrative costs and class attorneys' fees as well as the payout to the class. The $1.5 million will be paid $100,000 within 30 days of final approval of the settlement by the court and the balance in 36 equal monthly interest bearing installments beginning 30 days thereafter. The settlement will fully release the Company, its two executive officers named as defendants and its subsidiaries from liability and prohibits the filing of any future claims by the members of the class relating to this matter.
    The lawsuit was filed against Dynacq and certain current and former officers and directors and alleged that the defendants violated federal securities laws by publishing materially misleading financial statements that did not comply with generally accepted accounting principles, making materially false or misleading statements or omissions regarding revenues and receivables, operations and financial results, and engaging in an intentional fraudulent scheme aimed at inflating the value of Dynacq's stock. The plaintiffs were persons who purchased or otherwise acquired shares of the Company's common stock during the period of November 27, 2002 through December 19, 2003. The Court consolidated the actions under the procedures of the Private Securities Litigation Reform Act. Dynacq and its current and former officers and directors did not admit liability or fault for the matters alleged in the lawsuit.
    Conditions to the effectiveness of the settlement are: no more than 5% of the class (both in number of shareholders and in percentage of total shares in the class) opting out, confirmation that the lead plaintiffs are adequate class representatives for the proposed settlement class, and the execution of definitive settlement and release agreements acceptable to the Company's Board and the Company's primary lender. In addition, acceptance of the settlement is subject to approval of the United States District Court for the Southern District of Texas.
    Dynacq Healthcare, Inc. (www.dynacq.com) is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and outpatient surgical centers.

    CONTACT: Dynacq Healthcare, Inc., Houston
             Philip Chan, 713-378-2000